WHERIFY WIRELESS, INC.

PROMISSORY NOTE

$1,000,000	Dated June 16, 2006

FOR VALUE RECEIVED, the undersigned, Wherify Wireless, Inc., a Delaware corporation (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to Stephen J. Luczo, or his assigns (the ''Lender"), on the earlier to occur of (i) three months after the date hereof, or (ii) upon the completion of any financing or financings by the Borrower (including without limitation any equity or debt financing) equal to least $1,000,000 in the aggregate (the "Maturity Date") the principal sum of ONE MILLION DOLLARS ($1,000,000), or such principal amount as may be outstanding on such date together with accrued but unpaid interest.

The Borrower further promises to pay interest on the outstanding principal amount of this Promissory Note from the date hereof until maturity, in arrears, at a rate per annum equal at all times to fifteen percent (15%). All computations of interest shall be made on the basis of a year of 365 days for the actual number of days occurring in the period for which such interest is payable.

All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, to the Lender, at PO Box 66360, Scotts Valley, California 95066, or at such other place or to such account as the Lender from time to time shall designate in a written notice to the Borrower.

Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date Specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then such payment shall be made, and such interest payment date or other date shall occur, on the trust succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, "Business Day" means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in San Francisco, California.

Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Promissory Now, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, "Highest Lawful Rate" means the maximum non usurious-rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Promissory Note under applicable law.

The Borrower may prepay the outstanding amount hereof in whole or in part at any time, without premium or penalty, upon two Business Days' prior notice. In addition, upon the completion of any financing (including without limitation any equity or debt financing) of less than $1,000,000, the Borrower shall prepay a portion of the outstanding amount hereof equal to the amount received by the Borrower pursuant to such financing. Together with any such prepayment the Borrower shall pay accrued interest on the amount prepaid.

So long as any amount payable by the Borrower hereunder shall remain unpaid, the Borrower will furnish to the Lender from time to time such information respecting the Borrower's financial condition as the Lender may from time to time reasonably request.

The occurrence of any of the following shall constitute an "Event of Default" under this Promissory Note:

(1)           the failure to make any payment of principal, interest or any other amount when due under this Promissory Note or the breach of any other condition or obligation under this Promissory Note, and the continuation of such failure or breach for two Business Days; or

(2)           the filing of a petition by or against the Borrower under any provision of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar law relating to bankruptcy, insolvency or other relief for debtors; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Borrower; or the insolvency of the Borrower; or the making of a general assignment for the benefit of creditors by the Borrower; or

(3)           the Borrower shall liquidate, wind up or dissolve (or suffer any liquidation, winding up or dissolution) or suspend its operations other than in the ordinary course of business or take any corporate action to authorize or approve any of the foregoing; or

(4)           the Borrower shall merge with or consolidate into or acquire all or substantially all of the assets of another person, or sell, lease, transfer or otherwise dispose of substantially all of its assets.

Upon the occurrence of any Event of Default, the Lender, at its option, may: (i) by notice to the Borrower, declare the unpaid principal amount of this Promissory Note and all interest accrued and unpaid hereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid principal amount of this Promissory Note, all such interest and all such other amounts shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, provided that if an event described in paragraph (3) above shall occur, the result which would otherwise occur only upon giving of notice by the Lender to the Borrower as specified above shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken proceed to enforce all other rights and remedies available to the Lender under applicable law.

The Borrower agrees to pay on demand all the losses, costs, and expenses (including, without limitation, reasonable attorneys' fees and disbursements) which the Lender incurs in connection with enforcement or attempted enforcement of this Promissory Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing or any bankruptcy, insolvency, liquidation or similar proceedings.

The Borrower hereby waives diligence, demand, presentment, protest or further notice of any kind. The Borrower agrees to make all payments under this Promissory Note without setoff or deduction and regardless of any counterclaim or defense.

No single or partial exercise of any power under this Promissory Note shall preclude any other or further exercise of such power or excise of any other power. No delay or omission on the part of the Lender in exercising any right under this Promissory Note shall operate as a waiver of such right or any other right hereunder.

This Promissory Note shall be binding on the Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of the Lender, any future holder of this Promissory Note and their respective successors and assigns. The Borrower may not assign or transfer this Promissory Note or any of its obligations hereunder without the Lender's prior written consent. The Lender may assign or transfer this Promissory Note without the Borrower's prior written consent.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH CALIFORNIA LAW.

WHERIFY WIRELESS, INC.

By:  /s/ Timothy J. Neher
Timothy J. Neher, Chief Executive Officer

Address:

2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065